Exhibit 3.15

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF CERTIFICATE OF FORMATION OF “QVC INTERNATIONAL LLC” FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2008, AT 5:22 O’CLOCK P.M.

	Harriet Smith Windsor, Secretary of State
2341581 8100V	AUTHENTICATION	:	6929984
	DATE	:	10-24-08
081062647
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:22 PM 10/23/2008
FILED 05:22 PM 10/23/2008
SRV 081062647 - 2341581 FILE

CERTIFICATE OF FORMATION

OF

QVC INTERNATIONAL LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:                              The name of the limited liability company (hereinafter called the “limited liability company”) is: QVC International LLC.

SECOND:                    The address of the registered office and the name of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808.

THIRD:                          This Certificate of Formation shall become effective upon its filing with the office of the Secretary of State of Delaware

Executed this 23rd day of October, 2008.

Name: Lawrence R. Hayes
Authorized Person